Exhibit 4.8

No.	$

CUSIP No. 854502 AE1

STANLEY BLACK & DECKER, INC.

2.25% JUNIOR SUBORDINATED NOTES DUE 2018

STANLEY BLACK & DECKER, INC., a Connecticut corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Mellon Trust Company, National Association, as Purchase Contract Agent and attorney-in-fact for holders of Corporate Units (as defined in the Indenture hereinafter referred to), the principal sum [of          Dollars ($        )]1 [as set forth in the Schedule of Increases or Decreases in Note attached hereto, which amount shall not exceed $[            ]]2, on November 17, 2018 (the “Maturity Date”) and to pay interest thereon from the original issuance date hereof or the most recent Interest Payment Date to which interest has been paid or duly provided for, subject to deferral at the Company’s election as set forth in Section 2.06 of the Supplemental Indenture (defined herein), quarterly in arrears on February 17, May 17, August 17, and November 17 of each year (each, an “Interest Payment Date”), commencing on February 17, 2014, at the rate of 2.25% per annum (the “Initial Interest Rate”). On and after a Remarketing Settlement Date, interest on this Note will be payable at the relevant Reset Rate per annum. The Reset Rate and Semi-Annual Interest Payment Dates, if any, shall be established pursuant to the terms of the Indenture (as such term is defined on the reverse of this Note) and the Remarketing Agreement.

The amount of interest payable on each Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months, and the amount of interest payable for any period shorter than a full month will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the Regular Record Date for such interest installment except that interest payable on the Maturity Date of the Notes shall be paid to the Person to whom principal is payable. The principal of and the interest (including Deferred Interest, if any, and Compounded Interest thereon) on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in New

[1]	Include in certificated Notes.
[2]	Include in Global Notes and Pledged Note.

York, New York, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. Payments with respect to any Global Note will be made by wire transfer to the Depositary.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: December 3, 2013

STANLEY BLACK & DECKER, INC.

By:
Name:
Title:

Attest:

By:
Assistant Secretary

(FORM OF CERTIFICATE OF AUTHENTICATION)

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series of Notes described in the within-mentioned Indenture.

HSBC Bank USA, National Association, Not in its individual capacity but solely as Trustee

By:
Authorized Signatory

Dated: December 3, 2013

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized series of Notes of the Company (herein sometimes referred to as the “Notes”), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of November 22, 2005, duly executed and delivered between the Company and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of December 3, 2013, between the Company and the Trustee (the “Supplemental Indenture,” and the Indenture, as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes. This Note is one of the series designated on the face hereof, limited in aggregate principal amount to $345,000,000.

All terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

Pursuant to Section 7.04 of the Supplemental Indenture, if there has not been a Successful Remarketing prior to the end of the Final Remarketing Period, Holders of Notes will have the right to require the Company to purchase such Notes on the Purchase Contract Settlement Date.

The Notes are not entitled to the benefit of any sinking fund.

In case an Acceleration Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the entry into one or more supplemental indentures for purposes of amending or modifying the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture or the Supplemental Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of all series affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and the consequences thereof. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

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Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof, except as provided in Section 2.03(b) of the Supplemental Indenture.

Except as provided in Section 2.04 of the Supplemental Indenture, the Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Notes will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York.

No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Pursuant to Section 2.04 of the Supplemental Indenture, Notes corresponding to Applicable Ownership Interests in Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued as Global Notes. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units, Notes represented by Global Notes will not be exchangeable for, and will not otherwise be issuable as, Notes in certificated form. Unless and until such Global Notes are exchanged for Notes in certificated form, Global Notes may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Subject to Sections 2.03 and 8.01 of the Indenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company agrees, and by acceptance of a Corporate Unit or a Separate Note, each Holder (or beneficial owner) will be deemed to have agreed for U.S. Federal income tax purposes to treat the Notes as indebtedness.

THIS NOTE SHALL BE GOVERNED BY AND DEEMED TO BE A CONTRACT UNDER, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

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SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $[        ]. The following increases or decreases in a part of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodial Agent

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